Exhibit 10.1

Form of Section 280G Mitigation Acknowledgement

December [●], 2023

As you are aware, on September 20, 2023, Splunk Inc., a Delaware corporation (the “Company”), Cisco Systems, Inc., a Delaware corporation (“Parent”), and Spirit Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Transactions”).

In connection with the Transactions, certain employees of the Company, including yourself, may become entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees, but for mitigation there. On December [●], 2023, the Talent & Compensation Committee of the Board of Directors of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including accelerating the payment of certain compensation to December [●], 2023 that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Section 280G mitigation acknowledgement (this “Acknowledgment”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgement, the Company agrees to accelerate the vesting and settlement of the following payments to December [●], 2023 (collectively, the “Accelerated Payments”):

(i)	Payment of your annual cash incentive bonus for fiscal year 2024 of the Company at the target level of performance (which, for the avoidance of doubt, will be trued up and paid directly to you in the ordinary course of business of the Company in the event that the actual level of performance exceeds the target level of performance), less any mid-year annual cash incentive bonus previously paid to you;

(ii)	Accelerated vesting and settlement of certain of your outstanding performance-based restricted stock units granted that would have otherwise vested following calendar year 2023 at the target level of performance, as listed on Exhibit A (the “Accelerated PSUs”); [and]

(iii)	Accelerated vesting and settlement of certain of your time-based restricted stock units that would have otherwise vested following calendar year 2023, as listed on Exhibit B (the “Accelerated RSUs”)[;and].

(iv)	[Payment of a retention bonus in the amount of $[●].]

The Accelerated Payments shall offset the corresponding payments, vesting, settlement and/or amounts that you would have otherwise become entitled to receive in the future (whether prior to, upon consummation of, or following the Transactions) so there shall in no event be any duplication of payments, vesting, settlement and/or amounts, provided that there shall be no offset against any amount subject to Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”) unless such offset is permitted without adverse tax consequences to you under Section 409A of the Code.

2.	Escrow Agreement

(a)                As of or immediately following the date of this Acknowledgment, (i) the Company shall deposit the after-tax portion of the Accelerated Payments with PNC Bank, National Association, a national banking association (the “Escrow Agent”) and in accordance with the terms of the escrow agreement (the “Escrow Agreement”), dated as of December [●], 2023, by and between the Escrow Agent and the Company, and (ii) you shall be granted an interest in the property held in escrow (the “Property”). Your interest in the Property consists of the Accelerated Payments, net of applicable tax withholding (which shall be calculated, with respect to the Accelerated PSUs and Accelerated RSUs, in the manner consistent with the Company’s standard past practice applicable to the settlement of restricted stock units), as described in Exhibit A to the Escrow Agreement. For Federal income tax purposes, you shall be treated as the owner of your interest in the Property.

(b)                Pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, you may, on or before January [●], 2024, make an election (an “83(b) Election”) to report the value of your interest in the Property in the form attached hereto as Exhibit C.

(c)                If you choose to file an 83(b) Election, (i) it is your sole responsibility, and not the responsibility of the Company or any of its affiliates, to timely file the 83(b) Election even if you request that the Company or any of its affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) assist in making such filing, and (ii) you shall provide to the Company, on or before January [●], 2024, proof that such election has been timely filed.

3.	Release and/or Forfeiture of Accelerated Payment

(a)                Except as provided in this Section 3, a portion of the Property shall be released to you by the Escrow Agent on or as soon as administratively practicable following the date(s) on which the applicable portion of the Accelerated Payments would have been made to you in accordance with the applicable Compensatory Agreement (as defined below) but for the accelerated vesting and settlement provided under this Acknowledgment.

(b)                In the event that (i) your employment with the Company and its subsidiaries (and, after the Closing, the Parent and its subsidiaries) terminates prior to the date on which the applicable portion of the Accelerated Payments would have been made to you but for the accelerated vesting and settlement provided under this Acknowledgement and (ii) such termination would have otherwise resulted in accelerated vesting of the applicable portion of the Accelerated Payments in accordance with the terms of the Compensatory Agreements (e.g., you terminate employment with “good reason” or your employment is terminated without “cause”, in either case, in accordance with the terms of the applicable Compensatory Agreement), the Escrow Agent shall release the full corresponding portion of the Property to you in accordance with the terms of the Escrow Agreement.

(c)                In the event that (i) your employment with the Company and its subsidiaries (and, after the Closing, the Parent and its subsidiaries) terminates prior to the date on which the applicable payment would have otherwise been made to you but for this Acknowledgment and (ii) such termination would have otherwise resulted in forfeiture of any portion of the Accelerated Payments (or would not otherwise have resulted in accelerated vesting of the applicable portion of the Accelerated Payments) in accordance with the terms of the Compensatory Agreements (e.g., you voluntarily terminate employment without “good reason” or your employment is terminated for “cause”, in either case, in accordance with the terms of the applicable Compensatory Agreement), you shall forfeit the corresponding portion of the Property in accordance with the terms of the Escrow Agreement. If, on or following such forfeiture you make a claim of loss for payment with the Internal Revenue Service (or other similar governmental body), then all amounts of tax recovered upon such claim related to the forfeited Property shall be repaid to the Company within thirty (30) days following receipt of such funds.

4.	Acknowledgement

(a)                You hereby acknowledge and agree that the Accelerated Payments in Section 1 above shall be subject in all respects to the terms, conditions and requirements described in Section 2 and Section 3 above.

(b)                You hereby acknowledge and agree that the plans, arrangements and agreements governing the Accelerated Payments are listed on Exhibit D hereto (collectively, the “Compensatory Agreements”).

(c)                You hereby acknowledge that any subsequent changes to Exhibit A to the Escrow Agreement impacting the quantity or timing of release of your Property from the Escrow Account (and only if such change impacts your Property) will require your written consent, and that you may not unreasonably withhold delay, or condition your consent (and, for the avoidance of doubt, it will not be unreasonable to withhold consent in the event that such subsequent changes diminish your existing rights).

(d)                This Acknowledgement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

This Acknowledgement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation. Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof. This Acknowledgement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature Page Follows]

By execution of this Acknowledgement below, the parties agree to the terms and conditions contained herein, as of the date first above written.

SPLUNK INC.

By:	[●]
Title:	[●]

EXECUTIVE

Name:	[●]

[Signature Page to Section 280G Mitigation Acknowledgment]

EXHIBIT A

Accelerated PSUs

Grant ID	Award	Number of PSUs and Level of Performance	Vesting Date

EXHIBIT B

Accelerated RSUs

Grant ID	Type of Award	Grant Date	Number of RSUs	Vesting Dates

EXHIBIT C

SECTION 83(b) ELECTION FORM

CERTIFIED MAIL	______________, 2023

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

Re: Election Under §83(b) of the Internal Revenue Code

Dear Sir or Madam:

The undersigned hereby elects under Section 83(b) of the Internal Revenue Code to include in the taxpayer’s gross income for the taxable year in which the property described below was transferred, the excess (if any), of the fair market value of such property at the time of its transfer, over the amount (if any) paid for such property. Pursuant to Treas. Reg. § 1.83-2(e), the following information is submitted:

1.	Name of taxpayer: _________________

2.	Address of taxpayer: _________________

3.	Social Security Number: _________________

4.	Property with respect to which the election is being made: Interest in escrow account consisting of future payments to be received pursuant to plans, arrangements or agreements.

5.	Date Interest Acquired: December [●], 2023

6.	Taxable Year for which election is being made: calendar year 2023

7.	Nature of the Restriction or restrictions to which the property is subject: The interest in the escrow account is subject to forfeiture in the even certain service conditions are not satisfied. In addition, the interest in the escrow account is non-transferable.

8.	Fair Market Value of the property at the time of transfer/acquisition, determined without regard to any restriction other than a nonlapse restriction defined in Treasury Regulation Section 1.83-3(h), is: $[●]

9.	Amount paid for the property: $[●]

Pursuant to Treas. Reg. § 1.83-2(e), a copy of this election has been furnished to the person for whom the undersigned’s services are performed.

Very truly yours,

[●]

EXHIBIT D

Compensatory Agreements